Exhibit 99.1

G&K Services Reports Fiscal 2008 Second Quarter Results

Revenue and earnings per share exceed expectations;

Operating margins increase significantly compared to prior-year period

MINNEAPOLIS--(BUSINESS WIRE)--G&K Services, Inc. (Nasdaq:GKSR), today reported revenue for the second quarter ended December 29, 2007 of $255.3 million, a 10.6 percent increase from previous year revenue of $230.8 million. This record quarterly revenue was driven by rental revenue growth and solid gains in the company’s direct sale business. Strong revenue contribution from acquisitions and the benefit of foreign currency translation also added to the increase in revenue.

Second quarter earnings per diluted share exceeded expectations and rose to $0.60, a 33.3 percent increase from $0.45 per diluted share during the prior-year period. This increase in earnings compared to the prior-year was driven by higher operating income as a result of overall revenue growth, lower merchandise costs and savings achieved from on-going productivity initiatives. The improvement in earnings was partially offset by higher fuel costs, investments in growth and technology initiatives and one-time costs of approximately $0.03 per diluted share related to a fire at one of the company’s production facilities.

During the first half of fiscal 2008, the company also reported a significant increase in cash flow. For the six months ended December 29, 2007, cash provided by operating activities increased 55.1 percent as compared to the prior-year period. This strong level of cash flow generation was driven primarily by a 27.3 percent improvement in operating income over the prior-year period.

“We’re pleased to report another strong year-over-year increase in revenue, operating margin, earnings and cash flow,” said Richard Marcantonio, chairman and chief executive officer. “Our record quarterly revenue result marks an annual run-rate that exceeds $1 billion. The continued execution of our strategic initiatives will further accelerate future revenue growth, operating margin expansion and cash flow production.”

Income Statement Review

Second quarter revenue from G&K’s rental business increased to $232.2 million, up 11.0 percent over the prior-year period. The company’s organic rental growth rate was approximately 3.75 percent in the quarter. Organic rental growth was driven by strong new account sales, offset by some softness in the overall economy. Direct sale revenue increased to $23.1 million, up 6.6 percent over the prior-year period. The organic rental growth rate is calculated using rental revenue, adjusted for foreign currency exchange rate differences and newly acquired revenue compared to prior-period results.

Gross margin from rental operations for the quarter increased to 36.2 percent, up from 35.5 percent in the prior-year period. The increase in gross margin resulted from improved leverage from overall revenue growth, including lower merchandise and production costs. Production cost savings were also driven in part by the company’s continued execution of on-going productivity initiatives. The improvement in rental gross margin was partially offset by increased delivery costs due to higher energy prices. Gross margin from direct sales increased to 28.5 percent, an improvement from 27.8 percent in the prior-year period.

Selling and administrative expenses were 21.4 percent of consolidated revenue for the quarter, down from 21.7 percent in the year-earlier period. Selling and administrative expenses as a percent of revenue decreased compared to the prior-year period due to leverage from revenue growth and administrative efficiencies gained from the company’s handheld technology platform.

Operating margin for the second quarter increased to 9.3 percent of consolidated revenue, up from 8.3 percent in the prior-year period. This 100 basis point improvement in operating margin was driven by increased rental and direct sale gross margin and the leverage realized on selling and administrative expenses from overall revenue growth. The increase in operating margin was partially offset by higher energy costs, expenses related to a fire at one production facility, expenses associated with information systems implementation activities and on-going acquisition integration costs.

The effective tax rate for the second quarter was 37.0 percent compared to 38.0 percent in the year-earlier period. The lower effective tax rate was due primarily to the enactment of a federal tax rate reduction in Canada.

Balance Sheet and Cash Flow Statement Review

The company’s balance sheet remains strong. As of December 29, 2007, the company had total borrowings of $264.7 million and a total debt to total capitalization ratio of 31.2 percent. Total stockholders’ equity at the end of the second quarter stood at $583.4 million.

Cash provided by operating activities for the six months ended December 29, 2007 increased to $43.5 million, up from $28.0 million in the prior-year. Cash provided from operating activities increased compared to the prior-year period due to stronger earnings, higher depreciation and amortization levels and a lower net working capital investment. Cash used for property, plant and equipment during the six month period totaled $8.5 million, compared to $18.4 million in the prior-year period. Free cash flow, defined as cash flow from operations less capital expenditures, increased to $35.0 million for the first six months of fiscal 2008, up from $9.7 million in the prior-year period.

As previously disclosed, the company initiated a share repurchase program to purchase up to $100.0 million of the company’s outstanding common stock. During the first six months of fiscal 2008, the company purchased approximately 1.2 million shares of common stock. The company also bought back approximately 0.5 million shares of common stock since the end of the second quarter. Since inception of the share repurchase program, the company has bought back 1.9 million shares, or approximately 9.0 percent of the total shares outstanding at the beginning of the program, at a cost of approximately $75.2 million.

Outlook

The company expects fiscal 2008 third quarter revenue to range from $252.0 million to $255.0 million and earnings per diluted share from $0.52 to $0.56. The revenue guidance represents an organic rental growth rate consistent with the second quarter of fiscal 2008, driven in part by the record level of new account sales achieved in the first half of fiscal 2008, partially offset by soft economic conditions.

The earnings guidance reflects continued efficiencies gained from revenue growth and productivity improvements from on-going operational initiatives. In addition, the earnings guidance includes increased energy costs, higher anticipated merchandise costs from record new account sales, expenses associated with systems implementation activities and on-going acquisition integration costs.

The earnings guidance also reflects an effective tax rate of 39.0 to 40.0 percent. The prior-year third quarter earnings result reflected a 25.4 percent effective tax rate. If the prior-year third quarter earnings result were to reflect an effective tax rate of 39.5 percent, earnings per diluted share would have been approximately $0.46 per diluted share. Accordingly, the earnings guidance for the fiscal 2008 third quarter implies a 13.0 to 22.0 percent increase over the prior-year result adjusted for a comparable effective tax rate.

Conference Call Information

The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company’s website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through February 28, 2008.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

About G&K Services, Inc.

Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 160 processing facilities and branch offices, serving more than 160,000 customers.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS G&K Services, Inc. and Subsidiaries (Subject to Reclassification)

	For the Three Months Ended		For the Six Months Ended
	December 29,	December 30,	December 29,	December 30,
(U.S. Dollars, in thousands, except per share data)	2007	2006	2007	2006

Revenues
Rental operations	$232,208	$209,130	$458,276	$416,431
Direct sales	23,060	21,634	40,778	37,461
Total revenues	255,268	230,764	499,054	453,892
Operating Expenses
Cost of rental operations(a)	148,071	134,833	291,057	266,485
Cost of direct sales(a)	16,492	15,617	29,226	27,656
Selling and administrative	54,588	50,042	106,789	99,921
Depreciation and amortization	12,385	11,232	24,414	22,450
Total operating expenses	231,536	211,724	451,486	416,512
Income from Operations	23,732	19,040	47,568	37,380
Interest expense	3,990	3,486	7,948	6,879
Income before Income Taxes	19,742	15,554	39,620	30,501
Provision for income taxes	7,305	5,910	14,819	11,665
Net Income	$12,437	$9,644	$24,801	$18,836
Basic weighted average number of shares outstanding
	20,627	21,190	20,868	21,187
Basic Earnings Per Common Share	$0.60	$0.46	$1.19	$0.89
Diluted weighted average number of shares outstanding
	20,783	21,385	21,054	21,374
Diluted Earnings Per Common Share	$0.60	$0.45	$1.18	$0.88

Dividends per share	$0.05	$0.04	$0.10	$0.08

(a)Excludes depreciation and intangible amortization

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	December 29,	June 30,
	2007	2007
(U.S. dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$14,953	$22,759
Accounts receivable, net	113,465	98,276
Inventories, net	142,161	140,780
Prepaid expenses	14,880	14,912
Total current assets	285,459	276,727

Property, Plant and Equipment, net	255,700	255,996
Other Assets	499,754	459,091
	$1,040,913	$991,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$25,521	$21,911
Accrued expenses	73,698	68,927
Deferred income taxes	6,913	6,568
Current maturities of long-term debt	7,864	65,838
Total current liabilities	113,996	163,244

Long-Term Debt, net of Current Maturities	256,859	149,005
Deferred Income Taxes	27,393	34,298
Accrued Income Taxes – Long Term	11,349	-
Other Noncurrent Liabilities	47,867	53,279
Stockholders' Equity	583,449	591,988
	$1,040,913	$991,814
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Six Months Ended
	December 29,	December 30,
(U.S. dollars, in thousands)	2007	2006
Operating Activities:
Net income	$24,801	$18,836
Adjustments to reconcile net income to net cash provided by operating activities -

Depreciation and amortization	24,414	22,450
Other adjustments	282	1,732
Changes in current operating items, exclusive of acquisitions	(9,290)	(16,260)
Other assets and liabilities	3,286	1,276
Net cash provided by operating activities	43,493	28,034
Investing Activities:
Property, plant and equipment additions, net	(8,525)	(18,355)
Acquisition of business assets, net	(45,204)	50
Purchase of investments, net	(1,887)	(1,393)
Net cash used for investing activities	(55,616)	(19,698)
Financing Activities:
Repayments of long-term debt	(7,133)	(7,440)
Proceeds from (Repayments of) short-term borrowings, net	57,001	(7,759)
Cash dividends paid	(2,100)	(857)
Sale of common stock	3,289	2,743
Repurchase of common stock shares	(47,227)	-
Net cash provided by (used for) financing activities	3,830	(13,313)
Decrease in Cash and Cash Equivalents	(8,293)	(4,977)
Effect of Exchange Rates on Cash	487	(681)

Cash and Cash Equivalents:
Beginning of period	22,759	19,690
End of period	$14,953	$14,032

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, Senior Vice President and Chief
Financial Officer, 952-912-5500
or
Glenn L. Stolt, Vice President and Treasurer,
952-912-5500
or
Shayn R. Carlson, Director of Investor Relations,
952-912-5500